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                                  EXHIBIT 23



Consent of Independent Auditors



The Board of Directors
Alpha Industries, Inc.:

We consent to incorporation by reference in the registration statements
(No. 33-32957, No. 33-11356 and No. 33-47901) on Form S-8 of Alpha Industries, Inc. of our report dated May 10, 1996 relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of March 31, 1996 and April 2, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996 annual report on Form 10-K of Alpha Industries, Inc.



                                      /s/ KPMG Peat Marwick LLP
                                      KPMG PEAT MARWICK LLP




Boston, Massachusetts
June 27, 1996